EXHIBIT 3.2

AMENDMENT NO. 1 TO

TRUST AGREEMENT

THIS AMENDMENT NO. 1 TO TRUST AGREEMENT (this “Amendment”) is made as of January 21, 2004, between WODFI LLC, a Delaware limited liability company (“WODFI”), and Chase Manhattan Bank USA, National Association, a national banking association (the “Owner Trustee”).

WODFI, as Transferor, and the Owner Trustee are parties to the Trust Agreement, dated as of November 22, 1999 (the “Trust Agreement”). Capitalized terms used herein but not otherwise defined have the meanings set forth in Appendix A to the Amended and Restated Trust Sale and Servicing Agreement, dated as of April 6, 2000, as amended August 11, 2000 and as further amended December 30, 2002.

1. Amendments to Section 8.1. The parenthetical at the end of subitem (iii) of Section 8.1 of the Trust Agreement is hereby amended by deleting the parenthetical in its entirety and replacing it with the following:

“(provided that if any such addition shall affect any series of Securityholders differently than any other series of Securityholders, then (A) such addition shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any series of Securityholders or (B) provided that the Rating Agency Condition has been met with respect thereto.)”

The last sentence of Section 8.1 of the Trust Agreement is hereby amended by inserting at the end of such sentence the following:

“or provided that the Rating Agency Condition has been met with respect thereto.”

2. Amendments to Section 8.2. Section 8.2 of the Trust Agreement is hereby amended by deleting such Section 8.2 in its entirety and replacing it with the following:

“This Agreement may be amended from time to time by the Transferor and the Owner Trustee with the consent of Noteholders whose Notes evidence not less than a majority in principal amount of the Controlling Class of each series of Notes adversely affected in any material respect thereby and the consent of Certificateholders whose Certificates evidence not less than a majority of the Voting Interests as of the close of business on the preceding Payment Date (which consent, whether given pursuant to this Section 8.2 or pursuant to any other provision of this Agreement, shall be conclusive and binding on such Person and on all future Holders of such Notes or Certificates and of any Notes or Certificates issued upon the transfer thereof or in exchange thereof or in lieu thereof whether or not notation of such consent is made upon the Notes or Certificates) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of modifying in any manner the rights of the Noteholders or the Certificateholders; provided, however, that no such amendment shall (a) reduce in any manner the amount of, or accelerate or delay the timing of, distributions that shall be required to be made on any Security without the consent of the Holder thereof (it being understood that the issuance of any Securities after the Initial Closing Date as contemplated by this Agreement, the Trust Sale and Servicing Agreement and the Indenture and the specification of the terms and provisions thereof pursuant to a Series Supplement shall not be deemed to have such effect for purposes hereof), (b) change the definition of or the manner of calculating the interest of any Note without the consent of the holder thereof, (c) adversely affect the rating of any series of Securities without the consent of the Holders of two-thirds of the Outstanding Amount of each such affected class of Notes or the Voting Interests with respect to such Certificates, as appropriate or (d) reduce the aforesaid percentage required to consent to any such amendment, without the consent of such aforesaid percentage of the Notes and Voting Interests with respect to Certificates then outstanding, as applicable; provided, further, that no amendment contemplated by this paragraph may be made without satisfaction of the Rating Agency Condition (unless waived by a majority of the Outstanding Amount and the Voting Interests of each such affected class of Notes and Certificates). Prior to the execution of any such amendment, supplement or consent, the Owner Trustee shall furnish written notification of the substance of such amendment, supplement or consent to the Rating Agencies and the Indenture Trustee.”

3. Miscellaneous. This Amendment shall be construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of law thereof or of any other jurisdiction, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. The provisions of this Amendment shall be deemed to be incorporated in, and made a part of, the Trust

Agreement; and the Trust Agreement, as amended by this Amendment, shall be read, taken and construed as one and the same instrument. WODFI LLC, as Certificateholder, represents that it is the holder of all of the Voting Interests with respect to the outstanding Certificates and it hereby consents to this Amendment.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Trust Agreement to be duly executed by their respective officers as of the date first written above.

WODFI LLC
Transferor

By	/s/ Alan Browdy
Name:	Alan Browdy
Title:	Assistant Treasurer

CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION

By	/s/ John J. Cashin
Name:	John J. Cashin
Title:	Vice President

Receipt of this Amendment Acknowledged:

WORLD OMNI FINANCIAL CORP.,

as Servicer

By	/s/ Alan Browdy
Name:	Alan Browdy
Title:	Assistant Treasurer